Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Virgin Galactic Holdings, Inc. on Form S-8 of our report dated March 18, 2019, with respect to our audits of the financial statements of Social Capital Hedosophia Holdings, Corp. (now known as Virgin Galactic Holdings, Inc. as of December 31, 2018 and 2017 and for the year ended December 31, 2018 and for the period from May 5, 2017 (inception) through December 31, 2017, appearing in the Annual Report on Form 10-K of Virgin Galactic Holdings, Inc. for the year ended December 31, 2018. We were dismissed as auditors on November 11, 2019 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal.

/s/ Marcum LLP

Marcum LLP

New York, NY

December 30, 2019